Exhibit 99.1

BWXT Names Robb A. LeMasters to New Position
of Chief Strategy Officer

(LYNCHBURG, Va. - April 20, 2020) - BWX Technologies, Inc. (NYSE: BWXT) today announced that Robb A. LeMasters has been appointed senior vice president and chief strategy officer, effective July 13, 2020.

In this new role, LeMasters will be responsible for driving BWXT’s overall corporate strategy for growth in its various national security, clean energy, environmental remediation, nuclear medicine and space exploration markets. He will also oversee the company’s investor relations and mergers and acquisitions functions.

“We are exceptionally pleased to add someone of Robb’s caliber to our executive leadership team,” said Rex Geveden, BWXT’s president and chief executive officer. “Robb has been instrumental in helping our company unlock shareholder value through his role as a director of the corporation over the last half decade. His familiarity with our company and its strategic opportunities make him a perfect fit for this role.”

LeMasters was appointed as an independent director to BWXT’s board of directors in 2015 when the company spun off its power generation business. In connection with his employment with BWXT, he resigned from the board effective April 15, 2020.

Most recently, LeMasters was a managing director at Blue Harbour Group, which manages capital on behalf of public and corporate pension funds, sovereign wealth funds, endowments, foundations and other institutional investors. Prior to joining Blue Harbour Group, he was a founding partner of Theleme Partners. Previously, LeMasters was a partner at The Children’s Investment Fund and a vice president in the Relative Value/Event-Driven Group at Highbridge Capital Management. He began his career as an analyst at Morgan Stanley & Co. in the mergers and acquisitions group and subsequently joined Forstmann Little & Co. as a private equity analyst.

LeMasters earned a bachelor’s degree from the Wharton School at the University of Pennsylvania and a Master of Business Administration from the Harvard Business School.

About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT provides safe and effective nuclear solutions for national security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,600 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXTech and learn more at www.bwxt.com.

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Jud Simmons
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hjsimmons@bwxt.com

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